Exhibit 99.1

South African Constitutional Court issues further directions for SASSA tender process

Johannesburg, February 18, 2015 – Net 1 UEPS Technologies, Inc. (the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

Further to the directions provided by the South African Constitutional Court (“Court”) as described in the Company's press releases dated February 6 and 11, 2015, SASSA advised the Court on February 13, 2015, that it was not in a position to file an amended draft Request for Proposal (“RFP”) with the Court by February 13, 2015, and asked the Court to grant SASSA the following order:

1.	SASSA is afforded an extension until May 15, 2015, to file an amended draft RFP pursuant to the further objections raised by Cash Paymaster Services (Pty) Ltd (“CPS”) (a subsidiary of the Company).
2.	SASSA is required to circulate the proposed amended RFP to all the affected parties by May 15, 2015.
3.	The deadline for the submission of bids is extended to June 15, 2015.
4.	Any further and other relief that the Court considers just and equitable.

On February 17, 2015, AllPay (a respondent in the current Court proceedings) gave formal notice to the Court that it intends to oppose the application brought by SASSA on February 13, 2015, (described above) and awaits the Court’s directions in this regard.

The Court issued the following directions today:

1.	AllPay and CPS are invited, if they are so inclined, to file affidavits by Friday, February 20, 2015, in response to SASSA’s application for an extension to file an amended draft RFP.
2.	Further directions may be issued.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com